Exhibit - 10.1
Asset Purchase Agreement
by and among
Viridian Packaging Solutions, LLC
and
Beutlich, L.P.
and
Frederic J. Beutlich
and
Zicam Swab Products, LLC

Dated as of October 31, 2005

-i-

TABLE OF CONTENTS
(continued)
-ii-

TABLE OF CONTENTS
(continued)

Exhibits

	Exhibit A	Releases
	Exhibit B	Bill of Sale
	Exhibit C	Assignment and Assumption Agreement
	Exhibit D	Patent Transfer
	Exhibit E	Beutlich License Agreement
	Exhibit F	Patent License Assignment
	Exhibit G	Van Dyke Consulting Agreement
	Exhibit H	Credit Instrument
-iii-

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of October 31, 2005, by and among Viridian Packaging Solutions, LLC, an Illinois limited liability company (“Seller”), Beutlich, L.P., an Illinois limited partnership (“Beutlich”) (for purposes of Sections 2.1(b) and 2.4, Article 4, Sections 6.2 to 6.5, Section 6.7, Article 7 and Article 8 only), Frederic J. Beutlich, an individual residing in the State of Illinois (“Frederic Beutlich”) (for purposes of Sections 2.1(b) and 2.4, Article 4, Sections 6.2 to 6.5, Article 7 and Article 8 only), and Zicam Swab Products, LLC, a Delaware limited liability company (“Buyer”). Seller, Buyer, Beutlich and Frederic Beutlich are sometimes referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”
RECITALS
     Seller wishes to sell, assign and transfer to Buyer, and Buyer wishes to purchase from Seller, as a going concern, Seller’s dry handle swab manufacturing business (the “Business”) and substantially all of the assets of Seller, owned individually or jointly by any of Seller, Beutlich, L.P., an Illinois limited partnership (“Beutlich”), Frederic Beutlich, Darrell W. Van Dyke or any Affiliate used in the conduct of the Business, and Buyer is further prepared to assume certain specified Liabilities of Seller related to the Business, for the consideration and upon the other terms and conditions set forth in this Agreement.
     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS AND USAGE
     1.1 Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have the following meanings:
     “Affiliate” means with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person with the terms “control” and “controlled” meaning for purposes of this definition, the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, or by contract or otherwise.
     “Agreement” has the meaning set forth in the first paragraph of this Agreement, and includes the Schedules and Exhibits attached hereto and any amendment hereto.
     “Applicable Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.
     “Assets” has the meaning set forth in Section 2.1.

     “Assignment and Assumption Agreement” has the meaning set forth in Section 2.6(a)(v).
     “Assumed Contracts” has the meaning set forth in Section 2.1(a).
     “Assumed Liabilities” has the meaning set forth in Section 2.3(a).
     “Beutlich” has the meaning set forth in the Recitals to this Agreement.
     “Beutlich Closing Documents” has the meaning set forth in Section 4.2.
     “Beutlich License Agreement” has the meaning set forth in Section 2.6(a)(vii).
     “Bill of Sale” has the meaning set forth in Section 2.6(a)(iii).
     “Business” has the meaning set forth in the Recitals to this Agreement.
     “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in Arizona are permitted or required by Applicable Law to be closed.
     “Buyer” has the meaning set forth in the first paragraph of this Agreement.
     “Buyer Closing Documents” has the meaning set forth in Section 5.2.
     “Buyer Indemnified Persons” has the meaning set forth in Section 7.2.
     “Closing” has the meaning set forth in Section 2.5.
     “Closing Date” has the meaning set forth in Section 2.5.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidential Information” has the meaning set forth in Section 6.3(a).
     “Consent” means any approval, consent, ratification, waiver or other authorization.
     “Contemplated Transactions” means the transactions contemplated by this Agreement to occur at Closing.
     “Covered Swab Products” has the meaning set forth in Section 2.4(c).
     “Damages” has the meaning set forth in Section 7.2.
     “Effective Time” means 12:01 a.m. (Phoenix time) on the Closing Date.
     “Employee Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA) and each other employment, fringe benefit, or other retirement, bonus, deferred or incentive compensation plan, program, arrangement or agreement sponsored, maintained or contributed to or required to be contributed to by Seller or any ERISA Affiliate for the benefit of any current or former employee or director of Seller or any ERISA Affiliate.

     “Encumbrance” means any mortgage, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, license, covenant, title defect, option, or right of first refusal, except for any liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established and accrued on Seller’s financial statements in accordance with GAAP.
     “Environment” means soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
     “Environmental, Health and Safety Liabilities” means any and all claims, costs, damages, expenses, Liabilities and/or other responsibilities or potential responsibilities arising from or under any Environmental Law or Occupational Safety and Health Law.
     “Environmental Law” means any Applicable Law that relates to protection of the Environment, to human health and safety, industrial hygiene, or to any Hazardous Activity or any use, handling of any kind, Environmental Release or transportation of any Hazardous Material, including any disclosure or reporting obligations to a Governmental Body or otherwise, any internal record-keeping, any permitting or registration, and any investigation or Remedial Action, and any other Applicable Law pertaining to the protection of the health and safety of employees or the public.
     “Environmental Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that together with Seller is or ever was deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Extension and Forbearance Agreement” means that certain Second Forbearance Agreement dated _, 2005 among Harris, Seller, Beutlich, Frederic Beutlich and Darrell Van Dyke, as amended.
     “Financial Statements” has the meaning set forth in Section 3.4.
     “GAAP” means generally accepted accounting principles as in effect in the United States of America, as determined by the Financial Accounting Standards Board from time to time, applied on a consistent basis as of the date of any application thereof.
     “Governmental Authorization” means any Consent, license, permission, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

     “Governmental Body” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction, (ii) federal, state, county, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), (iv) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, (v) Indian tribal authority, or (vi) official of any of the foregoing.
     “Gurnee Equipment” has the meaning set forth in Section 6.7.
     “Gurnee Facility” means the real property and improvements located at 760 Lakeside Drive, Gurnee, Illinois 60031 leased up to the date immediately preceding the Closing Date by Seller (as tenant) under the Gurnee Facility Lease.
     “Gurnee Facility Lease” means that certain lease dated June 11, 2001 between Gurnee Investors (as lessor) and Seller (as lessee) with respect to the Gurnee Facility, as such lease is amended and extended through the date of this Agreement.
     “Harris” has the meaning set forth in Section 2.4(b)(i).
     “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Environmental Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any facility or other real property owned, leased, operated or otherwise used by Seller or any Affiliate or agent thereof in connection with the conduct of the Business, or from any other asset of Seller or any Affiliate, into the Environment, beyond what is authorized by any Environmental Law relating to the Business or any asset of Seller or any Affiliate.
     “Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
     “Indemnified Person” has the meaning set forth in Section 7.5(a).
     “Indemnifying Party” has the meaning set forth in Section 7.5(a).
     “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
     “Knowledge” means, unless otherwise expressly provided herein:
          (a) when used to qualify a representation, warranty or other statement of Seller in this Agreement, (i) the actual (and not assumed, constructive or imputed)

knowledge of Frederic Beutlich, Manager and Member of Seller, or Darrell Van Dyke, Member of Seller, and (ii) the knowledge that Frederic Beutlich or Darrell Van Dyke could reasonably be expected to have as prudent and responsible managers of Seller’s assets and the Business, after having conducted a reasonably comprehensive inquiry or investigation with respect to the fact or matter that is the subject of such representation, warranty or other statement; and
          (b) when used to qualify a representation, warranty or other statement of Buyer in this Agreement, (i) the actual (and not assumed, constructive or imputed) knowledge of Carl J. Johnson, manager of Buyer, or William J. Hemelt, manager of Buyer, and (ii) the knowledge that Carl J. Johnson or William J. Hemelt could reasonably be expected to have as prudent and responsible managers of Buyer’s assets and business, after having conducted a reasonably comprehensive inquiry or investigation with respect to the fact or matter that is the subject of such representation, warranty or other statement.
          “Letter of Intent” means the letter of intent regarding the sale of the Assets, dated September 20, 2005, by and among Matrixx Initiatives, Inc. (Buyer’s parent), Seller, Beutlich and Frederic Beutlich.
          “Liability” means with respect to any Person (including any Party), any Liability of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
          “Occupational Safety and Health Law” means any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
          “Order” means any order, injunction, judgment, decision, finding, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
          “Party” and “Parties” have the meanings set forth in the first paragraph of this Agreement.
          “Patent License” has the meaning set forth in Section 2.1(c).
          “Patent License Assignment” has the meaning set forth in Section 2.6(a)(viii).
          “Payoff Letter” has the meaning set forth in Section 2.4(b)(ii).
          “Permitted Encumbrance” means (i) any statutory lien for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings (provided that any such contest is expressly disclosed by Seller in this Agreement or in the Financial Statements), or (ii) any zoning, entitlement or other land use or environmental regulation by any Governmental Authority, provided that such regulation has not been breached by Seller in any material respect.
     “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
     “Prairie Business” means Prairie Business Capital, Inc.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, complaint, claim, litigation (including pre-litigation proceedings) or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchase Price” has the meaning set forth in Section 2.4.
     “Releases” has the meaning set forth in Section 2.6(a)(iii).
     “Remedial Action” means all actions, including capital expenditures, required or voluntarily undertaken (i) to clean up, remove, treat or in any other way address any Hazardous Material or other substance, (ii) to prevent the Environmental Release or threat of Environmental Release or to minimize the further Environmental Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment, (iii) to perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) to bring any property into compliance with Environmental Laws and environmental Governmental Authorizations.
     “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
     “Retained Employees” has the meaning set forth in Section 6.1(a).
     “Retained Liabilities” has the meaning set forth in Section 2.3(b).
     “Seller” has the meaning set forth in the first paragraph of this Agreement.
     “Seller Closing Documents” has the meaning set forth in Section 3.2.
     “Seller Indemnified Persons” has the meaning set forth in Section 7.3.
     “Seller Intellectual Property” has the meaning set forth in Section 3.23(a).
     “Side Letter Agreement” has the meaning set forth in Section 2.6(a)(xiii).
     “Tangible Personal Property” has the meaning set forth in Section 2.1(a).

     “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other contract.
     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Applicable Law relating to any Tax.
     “Termination Agreement” has the meaning set forth in Section 2.6(a)(xii).
     “Third Party” means a Person that is not a Party and is not an Affiliate of any Party.
     “Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
     “Third-Party Manufacturer” has the meaning set forth in Section 6.8.
     “Trade Secrets” means all discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of Seller, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by copyrights or patents.
     “Van Dyke Consulting Agreement” has the meaning set forth in Section 2.6(b)(vi).
     “Viridian Patent” has the meaning set forth in Section 2.1(b).
         1.2 Usage.
     (a) Interpretation. In this Agreement, unless a clear contrary intention appears:
     (i) the singular number includes the plural number and vice versa;
     (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

     (iii) reference to any gender includes the other gender and the neuter, as applicable;
     (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
     (v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
     (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof or any Exhibit or Schedule attached hereto;
     (vii) “including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, and shall be deemed to be followed by the words “without limitation”;
     (viii) Article and Section headings are provided for convenience of reference only and shall not affect the construction or interpretation of any provision hereof;
     (ix) any references to “Article”, “Section”, “Schedule” or “Exhibit” followed by a number or letter or combination of the two refers to the corresponding Article, Section, Schedule or Exhibit of or to this Agreement;
     (x) “or” is used in the inclusive sense of “and/or”;
     (xi) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and
     (xii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
     (b) Construction. This Agreement was negotiated by the Parties with the benefit of legal representation on each side, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

ARTICLE 2
SALE AND PURCHASE OF ASSETS
     2.1 Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrance, other than Permitted Encumbrances, all right, title and interest in and to the following property and assets of Seller, wherever located, used in the conduct of the Business (collectively, the “Assets”):
     (a) machinery, equipment, spare parts, tools, furniture, office equipment, computer hardware and peripherals, supplies, materials, vehicles, trade fixtures and other items of tangible personal property of Seller, including those listed on Schedule 2.1(a) (the “Tangible Personal Property”);
     (b) all United States and foreign patents and applications therefor (including continuations, divisionals, provisionals continuations-in-part, or reissues of patent applications and patents issuing thereon) owned individually or jointly by any of Seller, Frederic Beutlich, Darrell W. Van Dyke, Beutlich (or Beutlich d/b/a Beutlich Pharmaceuticals, L.P.) or any Affiliate of any of the foregoing related to dry handle swab technology, including (i) United States Patent No. 6,516,947 entitled “Containers Having a Fracture Recess For Opening the Container” and all associated intellectual property and goodwill related thereto (the “Viridian Patent”), and (ii) United States Provisional Patent (Pending) No. 60/604,125 entitled “Machine and Process for Fusion Molding of Plastic Single-Use Containers”;
     (c) all rights of Seller in, to and under the Settlement and License Agreement dated November 25, 2003, by and among Seller, Zila, Inc., Zila Swab Technologies, Inc., Beutlich Pharmaceuticals (or Beutlich d/b/a Beutlich Pharmaceuticals, L.P.) and Darrell W. Van Dyke (the “Patent License”);
     (d) Seller’s rights, as of the Effective Time, under the contracts and agreements listed on Schedule 2.1(d) (collectively, the “Assumed Contracts”);
     (e) approximately five thousand one hundred fifty (5,150) pounds of packaged, unused, white polypropylene compound, as described on that certain purchase order issued by Beutlich to Marval Industries on May 17, 2005;
     (f) one thousand (1,000) molded, uncrimped, unfilled swab tubes included in Seller work in process located at the Gurnee Facility;
     (g) all Governmental Authorizations of Seller and all pending applications therefor or renewals thereof relating to the Business or any of the Assets, in each case to the extent transferable to Buyer;
     (h) originals or copies of all data and records (whether in print, electronic other format), related to the operations of the Business and/or the ownership of the Assets, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and, subject to Applicable Laws, copies of all personnel records;
     (i) all other intangible rights and property of Seller that relate to the Business, including going concern value and goodwill; and
     (j) all claims of Seller against Third Parties relating to the Assets or the Business, whether choate or inchoate, known or unknown, contingent or non-contingent.
     2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller, after the Closing:
     (a) all cash, cash bonds, cash equivalents and short-term investments of Seller and its Affiliates;
     (b) any Employee Plan assets of Seller;
     (c) Seller’s rights under any contract or agreement not listed on Schedule 2.1(d);
     (d) the articles of organization, operating agreement, minute books and other documents relating to the organizational existence of Seller as a limited liability company;
     (e) the other property and assets (if any) listed on Schedule 2.2(e); and
     (f) any and all claims Seller has or may have against Western Research Laboratories, Inc., Alliance Laboratories, Inc. and any of its Affiliates, owners, directors or agents, including copies of documents related to such claims.
     2.3 Liabilities.
     (a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to fully satisfy and discharge in accordance with their respective terms the following Liabilities of Seller (the “Assumed Liabilities”):
          (i) Seller’s obligations under the Patent License and the Assumed Contracts, but only to the extent that such obligations accrue or arise on or after the Effective Time and are not based on or do not result from any Liability (including based on any breach by Seller) arising before the Effective Time; and
          (ii) the specific payment obligations of Seller set forth on Schedule 2.3(a)(ii).

     (b) Retained Liabilities. The Retained Liabilities shall remain the exclusive responsibility of, and shall be retained, paid, performed and discharged exclusively by, Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities.
     2.4 Purchase Price. In consideration for the Assets and the Business, and for the covenants and obligations of Seller, Beutlich and Frederic Beutlich hereunder and under the Seller Closing Documents, the purchase price for the Assets (the “Purchase Price”) shall be comprised of the following amounts and credits either previously paid or to be paid at the Closing by Buyer or its parent, Matrixx Initiatives, Inc., to or for the account of Seller, Beutlich or Frederic Beutlich:
          (a) Seller, Beutlich and Frederic Beutlich hereby acknowledge that Buyer has paid the following amounts to the following payees:
          (i) payment of $25,000 to Harris, NA (“Harris”) on Seller’s behalf pursuant to the Extension and Forbearance Agreement; and
          (ii) payment of $18,307 to Beutlich as reimbursement of Beutlich’s payment to Seller’s factor, Prairie Business, in respect of all amounts owing by Seller to Prairie Business.
          (b) At the Closing, Buyer shall pay or credit to or for the account of Seller the following amounts:
          (i) payment of $25,000 to Beutlich in reimbursement of Beutlich’s payment of such amount to Harris pursuant to the Extension and Forbearance Agreement;
          (ii) payment of $622,468.87 to Harris on behalf of Seller, Frederic Beutlich and Darrell Van Dyke, which amount is equal to the total amount owing by such Persons pursuant to Harris’ payoff letter dated October 27, 2005;
          (iii) payment of $11,587 to Beutlich in respect of amounts paid by Beutlich to Marval Industries on Seller’s behalf for the approximately five thousand one hundred fifty (5,150) pounds of white polypropylene compound included in the Assets;
          (iv) credit to Seller of $198,666, which amount represents the net amount of (A) the outstanding balance of Matrixx Initiatives, Inc.’s prepayment for finished dry handle swab product inventories plus the amount that Matrixx Initiatives, Inc. was required to pay a third-party contractor to finish packaging and shipping Seller’s last batch of finished dry handle swab product inventories (based on Seller’s failure to do so), minus (B) the amount owing by Matrixx Initiatives, Inc. to Seller or Prairie Business for finished swab products delivered but not invoiced by Seller; and

     (v) credit to Seller of $8,874, which amount represents the value of swab product materials previously supplied by Matrixx Initiatives, Inc. to Seller and subsequently used by Seller in performing its obligations under its Contract Manufacturing Agreement with Beutlich.
     (c) Following the Closing Date, Buyer hereby agrees to pay the following amounts to Beutlich (if applicable, but without duplication and not to exceed an aggregate amount of $200,000.00), based on the volume of dry handle swab products produced by or on behalf of Buyer based on the Viridian Patent or the Patent License (the “Covered Swab Products”) during the two-year period immediately following Buyer’s initial production of its dry handle swab products:

(i)	80 million units:	$200,000.00

(ii)	70 million units:	$150,000.00

(iii)	60 million units:	$100,000.00

(iv)	Less than 60 million units:	$0.00
The Parties acknowledge and agree that the volume of Covered Swab Products produced by Buyer shall be determined in Buyer’s sole discretion, and Buyer shall not have any minimum production obligation with respect to the Covered Swab Products. Buyer will pay the aggregate amount payable pursuant to this Section 2.4(c) to Beutlich within forty-five (45) days after the second (2nd) anniversary of Buyer’s initial production of the Covered Swab Products. Notwithstanding the foregoing, (x) such aggregate amount payable shall be subject to set-off by Buyer in respect of any indemnification claim that is made by Buyer against Seller, Beutlich and/or Frederic Beutlich under Section 7.2 or the Side Letter Agreement prior to such payment date to the extent that such indemnification claim has not been satisfied or otherwise settled before such payment date, and (y) to the extent Buyer pays any amount to Sharper Automation either at or in connection with Closing in respect of amounts owing by Seller to Sharper Automation, Buyer shall be entitled to set off and deduct such amount from any payment required to be made by Buyer to Beutlich pursuant to this Section 2.4(c). From the Closing Date until the first to occur of (i) the date on which Buyer has fully paid all amounts payable by it pursuant to this Section 2.4(c), or (ii) ninety (90) days after the second (2nd) anniversary of Buyer’s initial production of the Covered Swab Products, Beutlich shall have the right to inspect Buyer’s relevant books and records related to Buyer’s production (if any) of Covered Swab Products to verify Buyer’s compliance with its payment obligations under this Section 2.4(c); provided, however that such inspection shall occur only at Buyer’s offices during normal business hours and shall not be undertaken more than once in any calendar year.
     2.5 Closing. The consummation by the Parties of the Contemplated Transactions (the “Closing”) shall take place at the offices of Snell & Wilmer, L.L.P. located at One Arizona Center, Phoenix, Arizona 85004, commencing at 10:00 a.m. (Phoenix time) on the date of this Agreement (the “Closing Date”) or at such other location and at such other time as Seller and Buyer may agree.
     2.6 Closing Obligations. At or before the Closing:
     (a) Seller shall deliver to Buyer:
     (i) a copy, certified by a manager of Seller, of the joint resolution of the members and manager of Seller authorizing and approving Seller’s execution and delivery of this Agreement, the sale of the Assets by Seller to Buyer and the consummation of the Contemplated Transactions;
     (ii) a certificate of good standing of Seller issued by the Illinois Secretary of State, dated not more than ten (10) days before the Closing Date;
     (iii) a general release with respect to the Assets, substantially in the form attached hereto as Exhibit A (the “Release”), duly executed by Beutlich and Frederic Beutlich;
     (iv) a general bill of sale for all of the Assets that are Tangible Personal Property substantially in the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by Seller;
     (v) an assignment of all of the Assets that are intangible personal property substantially in the form attached hereto as Exhibit C, which assignment shall also contain Buyer’s undertaking to assume the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by Seller;
     (vi) an assignment of the Viridian Patent, substantially in the form attached hereto as Exhibit D (the “Patent Transfer”), duly executed by Seller, Beutlich and Darrell W. Van Dyke;
     (vii) a license agreement with respect to Beutlich’s rights under the Viridian Patent after the Closing Date, substantially in the form attached hereto as Exhibit E (the “Beutlich License Agreement”), duly executed by Beutlich;
     (viii) an assignment of the Patent License, substantially in the form attached hereto as Exhibit F, (the “Patent License Assignment”), duly executed by Seller and Beutlich;
     (ix) UCC Termination Statements and any other documents required for the discharge and release of all Encumbrances over the Assets by Harris NA (f/k/a/ Harris Palatine, NA) (“Harris”);
     (x) a consulting agreement between Buyer and Darrell W. Van Dyke, substantially in the form attached hereto as Exhibit G (the “Van Dyke Consulting Agreement”), duly executed by Darrell Van Dyke;

     (xi) evidence of payoff of all amounts owing by Seller to Prairie Business, and UCC Termination Statements and any other documents required for the discharge and release of all Encumbrances over the Assets by Prairie Business;
     (xii) a letter agreement between Seller and Matrixx Initiatives, Inc. confirming the termination of the Supply Agreement dated November 19, 2004 between such parties as of the Closing Date (the “Termination Agreement”) in form and substance reasonably acceptable to Seller and Buyer, duly executed by Seller;
     (xiii) a letter agreement among Beutlich, Frederic Beutlich and Buyer with respect to certain post-Closing protections afforded Buyer by Beutlich and Frederic Beutlich (the “Side Letter Agreement”) in form and substance reasonably acceptable to Beutlich, Frederic Beutlich and Buyer, duly executed by Beutlich and Frederic Beutlich;
     (xiv) an opinion of Drews & Associates, P.C., Seller’s counsel, in form and substance reasonably acceptable to Buyer;
     (xv) originals or copies of all books and records of Seller with respect to the Assets and/or the Business, other than the minute books and other documents relating to the organizational existence of Seller as a limited liability company or books and records that relate to non-Business matters; and
     (xvi) such other documents as Buyer may reasonably request for the purposes of properly documenting and giving effect to the Contemplated Transactions to occur at the Closing.
     (b) Buyer shall deliver to or for the account of Seller, Beutlich, Frederic Beutlich and/or Darrell Van Dyke (as applicable):
     (i) a copy, certified by a manager of Buyer of the resolution of the directors of Buyer authorizing and approving Buyer’s execution and delivery of this Agreement and the consummation of the Contemplated Transactions;
     (ii) a certificate of good standing of Buyer issued by the Delaware Secretary of State, dated not more than ten (10) days before the Closing Date;
     (iii) evidence reasonably acceptable to Seller of payment of the amounts set forth in Sections 2.4(b)(i) and 2.4(b)(ii) by wire transfer of immediately available U.S. funds;
     (iv) a written instrument substantially in the form attached hereto as Exhibit H (the “Credit Instrument”) evidencing Buyer’s credit to Seller of the amounts set forth in Sections 2.4(b)(iii) and 2.4(b)(v);

     (v) the Assignment and Assumption Agreement, duly executed by Buyer;
     (vi) the Van Dyke Consulting Agreement, duly executed by Buyer;
     (vii) the Termination Agreement, duly executed by Buyer;
     (viii) the Side Letter Agreement, duly executed by Buyer;
     (ix) an opinion of Snell & Wilmer L.L.P., Buyer’s counsel, in form and substance reasonably acceptable to Seller; and
     (x) such other documents as Seller may reasonably request for the purposes of properly documenting and giving effect to the Contemplated Transactions to occur at the Closing.
     2.7 Purchase Price Allocation. Seller and Buyer shall each be entitled to prepare and rely on its own allocation of the Purchase Price for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, provided that each such Party’s allocation shall be consistent with the requirements of Section 1060 of the Code, the Treasury regulations thereunder and any similar provision of state, local or foreign law, as appropriate.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
     In order to induce Buyer to enter into this Agreement and consummate the Contemplated Transactions, Seller hereby represents and warrants to Buyer as follows:
     3.1 Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois, with full limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the agreements to which it is a party. Seller does not own any asset or conduct any business outside the State of Illinois.
     3.2 Enforceability; Authority. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity). Upon the execution and delivery by Seller of the Bill of Sale, the Assignment and Assumption Agreement, the Patent Transfer, the Extension and Forbearance Agreement, the Beutlich License Agreement, the Patent License Assignment, the Termination Agreement and each other agreement and instrument to be executed and delivered by Seller at the Closing (collectively, the “Seller Closing Documents”), the Seller Closing Documents shall constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity). Seller has all limited liability company power and authority to execute and deliver this Agreement and the Seller Closing Documents and to perform its obligations under this Agreement and the Seller Closing Documents. Neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions shall, directly or indirectly (with or without notice or lapse of time):
     (a) breach or otherwise conflict with any provision of the operating agreement or other organizational documents of Seller or contravene any resolution adopted by the members or managers of Seller;
     (b) breach or otherwise conflict with any Applicable Law or Order to which Seller or any of the Assets may be subject or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which Seller or any of the Assets may be subject;
     (c) breach or otherwise conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held or being applied for by or on behalf of Seller or that otherwise relates to any of the Assets;
     (d) breach or otherwise conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which Seller is a party or by which Seller is bound; or
     (e) result in the imposition or creation of any Encumbrance on any Asset.
     3.3 Notices and Consents. Except as set forth on Schedule 3.3, Seller is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.
     3.4 Financial Statements. Seller has delivered to Buyer, Seller’s unaudited financial statements for the fiscal year ended December 31, 2004 and for each completed interim period in which Seller was in operation since December 31, 2004 (the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and results of operations of Seller as at the respective dates of and for the periods referred to therein. The Financial Statements have been prepared from and are in accordance in all material respects with the accounting records of Seller, fairly present in all material respects the financial condition, results of operations of Seller as of the respective dates of and for the periods referred to therein, all in accordance with GAAP (except for the absence of notes thereto and, in the case of the interim, unaudited financial statements, subject to normal year-end adjustments that are not material in the aggregate), and reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes thereto.
     3.5 Sufficiency of Assets. Except for the Excluded Assets, the Assets constitute all of the assets, tangible and intangible, necessary to operate the Business in the manner presently operated by Seller.
     3.6 Books and Records. The books of account and other financial records of Seller relating to the Assets and the Business, all of which have been made available to Buyer, are complete and correct in all material respects, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices.
     3.7 Title to Assets; Encumbrances. Except for the Encumbrances listed on Schedule 3.7, all of which shall be discharged by Seller before or in connection with the Closing, and except for the Permitted Encumbrances, Seller holds all legal and beneficial right, title and interest in and to the Assets, free and clear of any Encumbrance. The consummation of the Contemplated Transactions shall vest in Buyer at the Closing all legal and beneficial right, title and interest in and to the Assets, free and clear of any Encumbrance.
     3.8 Condition of Equipment. Except as disclosed on Schedule 3.8, to the Knowledge of Seller, (i) each item of equipment included in the Tangible Personal Property and each item of equipment under any lease included in the Assumed Contracts is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business and is free from apparent defects, and (ii) no such item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. All Tangible Personal Property is in the possession of Seller.
     3.9 Real Property.
     (a) Seller does not own, nor since the date of Seller’s organization, has it ever owned, any fee simple interest in real property. The Gurnee Facility Lease is the only real property in which Seller currently holds a leasehold interest, and Seller has provided Buyer with a complete copy of the Gurnee Facility Lease, including all amendments thereto.
     (b) Seller has a valid and enforceable leasehold interest under the Gurnee Facility Lease, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). The Gurnee Facility Lease is in full force and effect, and, except as set forth on Schedule 3.9(b) (i) Seller is not in default thereof, (ii) no condition exists that with notice or lapse of time, or both, would constitute a default by

Seller under the Gurnee Facility Lease, and (iii) no other party to the Gurnee Facility Lease is in default thereof or has exercised any termination right with respect thereto.
     (c) Seller does not hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein.
     (d) Seller has not made any alteration or caused any damage to the Gurnee Facility (ordinary wear and tear excepted) that was not Consented to by the applicable Third Party landlord and that has resulted in or could reasonably be expected to result in any claim by such landlord against Seller (or, following the Closing, against Buyer) for repair, replacement, remediation, reimbursement or other remedies available to such landlord under the Gurnee Facility Lease or pursuant to Applicable Law.
     (e) The use by Seller of the Gurnee Facility Lease for the various purposes for which the Gurnee Facility is presently being used is permitted as of right under all Applicable Laws (including zoning laws).
     (f) Seller does not currently have, nor has it had within the past twelve (12) months, any ongoing dispute or disagreement with any Third Party landlord in respect of any obligation of either party under the Gurnee Facility Lease where such dispute has not been fully resolved and settled as of the date hereof.
     3.10 No Undisclosed Liabilities. Seller does not have any Liability in respect of the Business or the Assets except for (i) ongoing performance obligations under the contracts and agreements to which Seller is a party or by which Seller is bound, (ii) current Liabilities incurred in the ordinary course of business of Seller, and (iii) Retained Liabilities.
     3.11 Evidence of Payoff and Lien Releases. Effective as of the completion of the Closing, Seller shall have (i) paid in full and provided to Buyer evidence of such payment and the corresponding Encumbrance releases for (i) those certain promissory notes numbered 30116993 in the amount of $150,000 and 30116995 in the amount of $1,070,000 and the MasterCard credit card amount referred to in the Payoff Letter, each of which by Seller in favor of Harris, and (ii) obtained written confirmation from Prairie Business of satisfaction and release of all obligations owed by Seller to Prairie Business.
     3.12 Taxes.
     (a) Except as disclosed on Schedule 3.12(a), Seller has complied with all Applicable Laws with respect to the payment of Taxes applicable to Seller, its assets (including the Assets) and operations. Since the date of Seller’s organization, Seller has filed all federal, state, county, local and foreign Tax Returns applicable to Seller and has paid all Taxes applicable thereto in a timely manner (taking into account any and all extensions granted by any applicable taxing authority for the making of such filings and payments). All such Tax Returns were correct and complete in all material respects. All Taxes owed by or attributable to Seller with respect to Tax Returns the due date of which preceded the date of this Agreement (and for which due date no extension has been granted by any applicable taxing authority) have been paid.

     (b) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against Seller. Seller has not Consented to extend the time in which any Taxes payable by or attributable to any Tax Return item of Seller may be assessed or collected by any taxing authority. Seller has not requested or been granted an extension of the time for filing any Tax Return with respect to Taxes that are currently payable by or attributable to Seller.
     (c) There is no Proceeding or audit by any taxing authority or any claim for refund now in progress, pending or threatened against or with respect to Seller regarding Taxes. There are no Encumbrances on the assets of Seller relating or attributable to Taxes (other than statutory liens on assets of Seller for payroll Taxes not yet due and payable), nor any reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance on any of the Assets.
     (d) No claim has ever been made by any taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to Taxes assessed by such jurisdiction.
     (e) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, manager or other Person, and all Forms W-2 and 1099 required to be completed and filed with respect thereto have been properly completed and timely filed.
     3.13 No Material Adverse Change. Except as set forth on Schedule 3.13, since June 30, 2005, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller or the Business, and, to the Knowledge of Seller, no event has occurred or circumstance exists that may result in such a material adverse change.
     3.14 Compliance with Applicable Laws; Governmental Authorizations.
     (a) Seller is, and at all times since its organization, has been, in material compliance with all Applicable Laws. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by Seller of, or a material failure on the part of Seller to comply with, any Applicable Law relating to the Business or the Assets, or may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature relating to the Business or the Assets. Seller has not received at any time since Seller’s organization any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Law relating to the Business or the Assets, or (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature relating to the Business or the Assets.

     (b) Schedule 3.14(b) contains a complete and accurate list of each Governmental Authorization (including document title or name, issuing authority and identifying number) held by Seller that relates in any way to the Business or the Assets. Each Governmental Authorization listed or required to be listed on Schedule 3.14(b) is valid and in full force and effect. Seller is, and at all times since its organization, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 3.14(b). No event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 3.14(b), or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 3.14(b).
     (c) Seller has not received at any time since Seller’s organization any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization relating to the Business or the Assets, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization relating to the Business or the Assets.
     3.15 Legal Proceedings; Orders.
     (a) Except as set forth on Schedule 3.15(a), there is no Proceeding, a notice of which has been served or otherwise communicated by or upon Seller or pending or threatened (i) by or against Seller that in any way relates to or may affect the Business or the Assets, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. No event has occurred or circumstance exists that is reasonably likely to, give rise to or serve as a basis for, the commencement of any Proceeding referred to in Section 3.15(a).
     (b) There is no Order to which Seller is subject that in any way relates to or could reasonably be expected to affect the Business or any of the Assets.
     3.16 Absence of Certain Events and Circumstances. Except as set forth on Schedule 3.16, since June 30, 2005, Seller has conducted the Business only in the ordinary course of business and there has not been any:
     (a) increase or new grant by Seller of any bonus, salary or other compensation to any employee of Seller (other than salary, wage, bonus or commission increases to employees in the ordinary course of business consistent with past practice), or entry by Seller into any employment, severance or similar contract or agreement with any employee;

     (b) damage to or destruction or loss of any material Asset, whether or not covered by insurance, except for damage that has been repaired or for which appropriate replacement Assets have been acquired before the date hereof;
     (c) entry into, termination of or receipt of notice of termination of any contract or agreement having an annual value or cost to Seller of at least $2,500;
     (d) sale, lease or other disposition of any Asset or property of Seller worth $2,500 or more or the creation of any Encumbrance on any Asset, other than a Permitted Encumbrance;
     (e) cancellation or waiver of any claims or rights with a value to Seller in excess of $2,500; or
     (f) contract or agreement by Seller to do any of the foregoing.
     3.17 Contracts; No Defaults.
     (a) Schedule 3.17(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of the following contracts and agreements (including all amendments thereto) relating to the Assets or the conduct of the Business:
     (i) each contract or agreement that involves performance of services or delivery of goods or materials by or to Seller of any amount for the current in any fiscal year and each contract or agreement that involves performance of services or delivery of goods or materials by or to Seller of an amount or value in excess of $2,500 in any other fiscal year;
     (ii) each contract or agreement affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any property (real or personal) used in the conduct of the Business;
     (iii) each contract or agreement involving a sharing of profits, losses, costs or Liabilities by Seller with any other Person (other than cost-sharing arrangements between Seller);
     (iv) each contract or agreement containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;
     (v) each contract or agreement for capital expenditures by Seller in excess of $2,500 in any fiscal year;
     (vi) each contract or agreement providing warranty coverage or relating to maintenance and/or service for any of the Tangible Personal Property; and

     (vii) each written warranty, guaranty, surety and/or other similar undertaking with respect to financial support or contractual performance extended by Seller other than in the ordinary course of business.
     (b) Except as set forth on Schedule 3.17(b), each Assumed Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity).
     (c) Except as set forth on Schedule 3.17(c):
     (i) Seller is, and at all applicable times has been, in compliance with all applicable terms and requirements of each Assumed Contract;
     (ii) to the Knowledge of Seller, each other Person that has or had any Liability under any Assumed Contract is and at all times has been, in full compliance with all applicable terms and requirements of such Assumed Contract;
     (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a breach by Seller, or give any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assumed Contract; and
     (iv) Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential breach of any Assumed Contract.
     3.18 Insurance. Set forth under Part 1 of Schedule 3.18 is a complete list and description of all policies of insurance currently held by or on behalf of Seller relating (in whole or in part) to the Business or any of the Assets. Set forth under Part 2 of Schedule 3.18 is a complete summary description for all applicable periods dating back to January 1, 2002 of the loss experience under each such policy of insurance, including a statement describing each claim having a value in excess of $10,000 (which statement includes the name of the claimant, the policy of insurance being claimed under and the status of such claim). Since January 1, 2002, Seller has not received any notice of refusal of insurance coverage that was applied for by or on behalf of Seller relating (in whole or in part) to the Business or any of the Assets, any notice of rejection of a claim submitted to Seller’s insurer (or any Affiliate’s insurer) in connection with the operation of the Business or the ownership of any of the Assets, or any notice of cancellation of any policy of insurance previously issued to Seller (or any of its Affiliates) relating (in whole or in part) to the Business or any of the Assets.
     3.19 Environmental Matters. Except as disclosed on Schedule 3.19, (i) Seller has complied, and is presently in compliance, with all applicable Environmental Laws pertaining to the ownership and operation of the Assets and the conduct of the Business, (ii) Seller has not received any written communication alleging that Seller is not in compliance with any applicable Environmental Law, (iii) Seller has not taken any action that could result in any Liability (other than minor Liabilities of nominal or no financial or other consequence) relating to (A) the environmental conditions on, under, or about any real property that is leased or otherwise used by Seller, or (B) the present use, management, handling, transport, treatment, generation, storage, disposal or Environmental Release of any Hazardous Material. There are no pending or threatened Proceedings of any nature against or involving Seller, the Business or any of the Assets resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law.
     3.20 Employees.
     (a) Schedule 3.20(a) sets forth a detailed list of the employees of Seller who are employed in connection with the Business as of the date of this Agreement and all employees of Seller employed in connection with the Business within the six months of the date of this Agreement (whether full-time or contract employees), containing the following details for each such employee: (i) name; (ii) title and/or job description; (iii) salary or wage; (iv) available bonus or other contingent compensation; (v) accrued and unused vacation days; (vi) benefit plan participation details (if any), and (vii) date of termination (if applicable).
     (b) Since January 1, 2002, with respect to the employees of Seller, there has not been, there is not presently pending or existing, and, there is not overtly threatened any material charge, grievance proceeding or other claim against or affecting Seller (or any director, officer, manager or employee thereof) relating to the actual or alleged violation of any Applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body.
     (c) Except as disclosed on Schedule 3.20(a), all salaries, wages and other compensation and benefits payable to each employee of Seller has been accrued and paid by Seller when due for all periods through the Closing Date, and shall have been paid by Seller when due for all periods through the Closing Date.
     3.21 Labor Disputes; Compliance.
     (a) Except as disclosed on Schedule 3.21(a), Seller is in compliance with all employment-related Applicable Laws, including those relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Applicable Laws.

     (b) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract with respect to the operation of the Business. Since the commencement of operation of the Business, there has not been, there is not presently pending, existing or threatened, strike, slowdown, picketing, work stoppage or employee grievance process involving Seller. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute in respect of the Business. No Proceeding relating to the alleged violation of any Applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, is pending or threatened against Seller in respect of the Business, and there is no organizational activity or other labor dispute against or affecting the Business, and no application or petition for an election of or for certification of a collective bargaining agent is pending. Seller has not been served notice of, and Seller does not otherwise have Knowledge of, any grievance or arbitration Proceeding by any employee of Seller that might have an adverse effect upon Seller or the conduct of the Business. There is no lockout by Seller of any employees of the Business, and no such action is contemplated by Seller. There has been no charge of discrimination filed against or threatened against Seller (or any of its directors, officers or employees) in connection with the Business with the Equal Employment Opportunity Commission or similar Governmental Body.
     3.22 Employee Plans.
     (a) Schedule 3.22(a) sets forth a list of each Employee Plan of Seller in which Seller’s employees are entitled to participate. Seller has made available to Buyer a copy of each such Employee Plan (including all amendments thereto).
     (b) Each Employee Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code. To Seller’s Knowledge, there are no pending or overtly threatened claims involving any Employee Plan, other than routine claims for benefits.
     (c) The consummation of the Contemplated Transactions will not (i) result in any payment becoming due, or increase the amount of compensation due, to any employee or former employee of Seller under any Employee Plan, (ii) increase any benefits payable under any Employee Plan, or (iii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any employee or former employee of Seller under any Employee Plan.
     (d) No representation or communication, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Employee Plan has been made to any employee or any former employee of Seller (or any of their respective representatives or beneficiaries) which is not in accordance with the terms and conditions of the Employee Plans.

     3.23 Intellectual Property.
     (a) Schedule 3.23(a) contains a complete and accurate list of all patents (including continuations, divisionals, provisionals continuations-in-part, or reissues of patent applications and patents issuing thereon), trademarks (including applications therefor), trade names, registered copyrights, proprietary software, licensed software (excluding licenses of commercially mass-produced, “shrink-wrap” software products (e.g., Microsoft Office, Adobe Acrobat)), internet URL addresses, Trade Secrets and other proprietary designs and technology that are owned or licensed (as licensee) by Seller (collectively, the “Seller Intellectual Property”), including in the case of patents, trademarks and pending applications therefor, details of registration and/or application filings with the United States Patent and Trademark Office or similar Governmental Authorities in other jurisdictions.
     (b) Except as disclosed on Schedule 3.23(b), (i) all items of Seller Intellectual Property referred to in Section 3.23(a) are in material compliance with formal legal requirements (including, to the extent applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable, (ii) to the Knowledge of Seller, no item of Seller Intellectual Property is currently being infringed or overtly challenged or threatened in any way by any Person, and (iii) to the Knowledge of Seller, none of the products sold or Trade Secrets used by Seller infringes or has been alleged to infringe any intellectual property right of any other Person.
     (c) With respect to Trade Secrets of Seller, the documentation relating to such Trade Secrets is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Seller has taken reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets. Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to the Knowledge of Seller, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller.
     (d) Schedule 3.23(d) contains a complete and accurate list of all material licenses, sublicenses, consents and other contracts (whether written or otherwise) (i) pertaining to any Seller Intellectual Property (other than commercially available, off-the-shelf software products (e.g., Microsoft Office, Adobe Acrobat)), and (ii) by which Seller licenses or otherwise authorizes a Third Party to use any Seller Intellectual Property. Neither Seller, nor, to the Knowledge of Seller, any other Person is in breach of or default under any such license or other agreement, and each such license or other agreement is now and immediately following the Closing shall be valid and in full force and effect. Except with respect to licenses of commercially available, off-the-shelf software products (e.g., Microsoft Office, Adobe Acrobat), Seller is not required or obligated to make any payment by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Seller Intellectual Property, or other Third Party, with respect to the use thereof or in connection with the conduct of the Business as currently conducted.

     (e) No present or former employee of Seller has any right, title, or interest, directly or indirectly, in whole or in part, in or to any Seller Intellectual Property. To the Knowledge of Seller, no employee, consultant or independent contractor of Seller is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by Seller, in default or breach of any material term of any employment agreement, non-disclosure agreement, invention assignment agreement or similar agreement.
     (f) The consummation of the Contemplated Transactions will not result in the loss or impairment of Seller’s right to own or use any of the Seller Intellectual Property.
     (g) Subject to Buyer’s payment at Closing to Sharper Automation of the amount referred to on Schedule 2.3(a)(ii), the information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use by Seller, including all computer hardware, software, firmware and telecommunications systems, perform reliably and in material conformance with the appropriate specifications or documentation for such systems, subject to normal wear and tear and subject to those disclosures set forth in the Regulatory Compliance Audit, Workplace Hazard Assessment and Recommendation Report and the Phase I Inspection Reports and attachments completed by Sanborn and delivered to Buyer on or about October 26, 2005.
     3.24 Brokers or Finders. Neither Seller, nor any Representative of Seller, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions.
     3.25 Disclosure. The representations and warranties contained in this Article 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 3 not misleading. Seller does not have any Knowledge of any change or proposed change in any Applicable Law or policy of any Governmental Body which materially and adversely affects or may affect the Business following the Closing. There are no other facts or circumstances known to the Seller not disclosed herein that may materially adversely affect the value of the Assets or the prospects of the Business.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
BEUTLICH AND FREDERIC BEUTLICH
     In order to induce Buyer to enter into this Agreement and consummate the Contemplated Transactions, Beutlich and Frederic Beutlich hereby jointly and severally represent and warrant to Buyer as follows:
     4.1 Organization and Good Standing. Beutlich is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Illinois, with full limited partnership power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the agreements to which it is a party.
     4.2 Enforceability; Authority. The specific provisions of this Agreement to which Beutlich and Frederic Beutlich have agreed to be party constitutes the legal, valid and binding obligations of Beutlich and Frederic Beutlich, enforceable against each such Party in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity). Upon the execution and delivery by Beutlich and Frederic Beutlich of the Patent Transfer, the Patent License Assignment, the Beutlich License Agreement, the Release, the Side Letter Agreement and each other agreement and instrument to be executed and delivered by Beutlich and/or Frederic Beutlich Seller at the Closing (collectively, the “Beutlich Closing Documents”), the Beutlich Closing Documents shall constitute the legal, valid and binding obligation of Beutlich and/or Frederic Beutlich (as applicable), enforceable against each such Party (as applicable) in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity). Beutlich has all limited partnership power and authority to execute and deliver this Agreement and the Beutlich Closing Documents and to perform its obligations under this Agreement and the Beutlich Closing Documents. Neither the execution and delivery of this Agreement by Beutlich and Frederic Beutlich nor the consummation or performance of any of the Contemplated Transactions shall, directly or indirectly (with or without notice or lapse of time):
     (a) breach or otherwise conflict with any provision of the limited partnership agreement or other organizational documents of Beutlich, or contravene any resolution adopted by the general or limited partners of Beutlich;
     (b) breach or otherwise conflict with any Applicable Law or Order to which Beutlich or Frederic Beutlich may be subject or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which Beutlich or Frederic Beutlich may be subject; or
     (c) breach or otherwise conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which Beutlich or Frederic Beutlich is a party or by which Beutlich or Frederic Beutlich is bound
     4.3 Notices and Consents. Neither Beutlich nor Frederic Beutlich is required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions.
     4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Beutlich or Frederic Beutlich that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the knowledge of Beutlich and Frederic Beutlich, no such Proceeding has been threatened.
     4.5 Brokers or Finders. Neither Beutlich nor Frederic Beutlich has, nor has any Representative of Beutlich nor Frederic Beutlich, incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     In order to induce Seller to enter into this Agreement and consummate the Contemplated Transactions, Buyer hereby represents and warrants to Seller as follows:
     5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the agreements to which it is a party. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Buyer.
     5.2 Enforceability; Authority; No Conflict. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity). Upon the execution and delivery by Buyer of the Credit Instrument, the Assignment and Assumption Agreement, the Beutlich License Agreement, the Patent License Assignment, the Van Dyke Consulting Agreement, the Termination Agreement, the Side Letter Agreement and each other agreement and instrument to be executed and delivered by Buyer at the Closing (the “Buyer Closing Documents”), each of the Buyer Closing Documents shall constitute the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity). Buyer has all corporate power and corporate authority to execute and deliver this Agreement and the Buyer Closing Documents and to perform its obligations under this Agreement and the Buyer Closing Documents, and such action has been duly authorized by all necessary corporate action on the part of Buyer. Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions shall, directly or indirectly (with or without notice or lapse of time):
     (a) breach or conflict with any provision of Buyer’s articles of incorporation or bylaws or other charter documents, or contravene any resolution adopted by the directors or shareholder(s) of Buyer;
     (b) breach or conflict with any Applicable Law or Order to which Buyer may be subject or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which Buyer may be subject; or
     (c) breach or conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which Buyer is a party or by which Buyer is bound.
     5.3 Notices and Consents. Buyer is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions.
     5.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.
     5.5 Brokers or Finders. Buyer has not, nor has any Representative of Buyer, incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions.
ARTICLE 6
COVENANTS OF THE PARTIES
     6.1 Employees.
     (a) At the Closing, in a letter signed by Seller and Buyer in a form reasonably acceptable to both Parties, Seller shall terminate the employment and Buyer shall commence employment of those employees of Seller set forth on Schedule 6.1(a) (the “Retained Employees”), which employment shall be at the sole discretion of, and upon the terms established by, Buyer. Seller’s termination and Buyer’s commencement of employment of the Retained Employees shall be effective as of the Closing Date.
     (b) Buyer shall not assume any Employee Plan Liability or acquire any Employee Plan asset from Seller. Except as required by Applicable Law, Buyer shall not have any Liability for any employment-related Liability of Seller or the Business (financial or otherwise) accruing before the Closing Date.
     (c) Buyer and Seller agree to utilize the standard procedure set forth in IRS Revenue Procedure 96-60 with respect to wage reporting, such that Seller shall be responsible for all reporting of wages and other compensation paid by it to its employees prior to the Closing Date (including furnishing and filing of Forms W-2 and W-3).
     6.2 Further Assurances. The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.
     6.3 Confidentiality.
     (a) Each of Seller, Beutlich and Frederic Beutlich hereby acknowledges and agrees that, through its ownership (direct or indirect), operation and/or association of or with the Business, such Party has occupied a position of trust and confidence with respect to the Business up to the date hereof and has had access to, and has become familiar with, some or all of the following documents, materials and information relating to the Business and the Contemplated Transactions, any and all of which constitute confidential and proprietary information of the Business (collectively the “Confidential Information”): (i) customer lists, current and anticipated customer requirements, price lists, market studies and business plans; (ii) historical and projected sales data, financial data and projections, capital spending budgets and operating budgets; (iii) research and development results and data; (iv) personnel files; (v) environmental studies, reports, and analyses, and any related regulatory filings or submissions, including summaries, memoranda, reports, compilations or other derivations thereof; (vi) intellectual property (including the Seller Intellectual Property); (vii) all agreements relating to the foregoing; and (vii) any and all other confidential or proprietary information concerning the affairs and/or conduct of the Business prior to the date hereof, whether prepared by or on behalf of Seller.
     (b) Each of Seller, Beutlich and Frederic Beutlich hereby acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Assets and the Business, and that without such protection, Buyer would not have entered into this Agreement and consummated the Contemplated Transactions. Accordingly, subject to the provisions of Section 6.3(c), each of Seller, Beutlich and Frederic Beutlich hereby covenants and agrees, for itself, its Representatives and Affiliates and its successors and permitted assigns, that, without the prior written

Consent of Buyer (which Consent shall be at Buyer’s absolute discretion to give or withhold), none of Seller, Beutlich or Frederic Beutlich shall, nor shall such Party cause or permit any of its Representatives or Affiliates to, at any time on or after the Closing Date, directly or indirectly, disclose to any Person or use for its/his own account or benefit or for the account or benefit of any other Person any Confidential Information.
     (c) The provisions of Section 6.3(b) shall not apply to any Confidential Information (i) that Seller, Beutlich or Frederic Beutlich can show is generally known to, and available for use by, the public other than as a result of the breach of this Agreement or any other agreement pursuant to which any Person (including Seller, Beutlich or Frederic Beutlich or any Representative or Affiliate thereof) owes any duty of confidentiality to Buyer or previously owed any duty of confidentiality to Buyer, (ii) that is required to be disclosed pursuant to Applicable Law or an Order, or (iii) that Seller, Beutlich or Frederic Beutlich reasonably determines is necessary to be disclosed in order for such Party to perform its/his covenants and obligations, or to enforce its/his rights against Buyer, under this Agreement or under any Seller Closing Document or Beutlich Closing Document. If Seller, Beutlich or Frederic Beutlich (including any Representative thereof) becomes compelled by Applicable Law or any Order to disclose any Confidential Information, such Party shall provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy in respect of such compelled disclosure.
     6.4 Public Announcements. Each Party shall keep the terms and conditions of this Agreement and all other agreements and instruments contemplated hereby, and the Contemplated Transactions confidential. No Party shall, nor shall it cause or permit any Affiliate or Representative to, make any public announcement in respect of this Agreement or the Contemplated Transactions without the prior written Consent of the other Parties, which Consent shall not be unreasonably withheld or delayed; provided, however, that the foregoing confidentiality and non-disclosure obligations shall not apply to any Party to the extent that (i) disclosure of such information is reasonably necessary to consummate the Contemplated Transactions, (ii) disclosure of such information is required pursuant to Applicable Law or an Order, including the Securities Exchange Act of 1934 and the rules and regulations of the Nasdaq Stock Market, (iii) disclosure of such information (including the existence of this Agreement or any other agreement or instrument contemplated hereby) is reasonably necessary for a Party to exercise or enforce its rights under this Agreement or any Seller Closing Document, Buyer Closing Document or Beutlich Closing Document, or (iv) such information is already in the public domain other than as a result of a breach of this Section 6.4 or any other confidentiality or non-disclosure obligation owed to a Party by any Person; and provided, further, that Buyer may announce the Closing by press release and/or other public filing (as it deems, in its sole discretion, to be required pursuant to clause (ii) above) without violating this Section 6.4.
     6.5 Injunctive Relief. The Parties acknowledge and agree that (i) the provisions of Sections 6.3 and 6.4 are reasonable and necessary to protect the legitimate business interests of the Parties (as applicable), (ii) any breach by any such Party of any of its covenants contained in any of Section 6.3 or 6.4 would result in irreparable injury to the other Parties, the exact amount of which may be difficult, if not impossible, to ascertain or estimate, and (iii) the remedies at law for any such breach would not be reasonable or adequate compensation to the non-breaching Party for such breach. Accordingly, notwithstanding any other provision of this Agreement, if any Party, directly or indirectly, breaches any of its covenants or obligations under any of Section 6.3 or 6.4, then, in addition to any other remedy which may be available to the non-breaching Parties, at law or in equity, such non-breaching Parties shall be entitled to seek injunctive relief against the breaching Party, without posting bond or other security, and without the necessity of proving actual or threatened damage or harm.
     6.6 Hold Over Tenants at Gurnee Facility. Following the Closing, Seller shall use its best efforts to cause any sublessee of Seller under the Gurnee Facility Lease (including Care Products, Inc. and/or Care Guide Systems) and any Affiliate, Representative or invitee thereof, and all property and assets thereof, to be removed from the Gurnee Facility as soon as practicable, and in any event within thirty (30) days following the Closing Date, without disruption of Buyer’s conduct of operations at the Gurnee Facility.
     6.7 Post-Closing Use of Gurnee Facility by Beutlich. Subject to the execution and delivery by Buyer and Gurnee Investors of Buyer’s lease of the Gurnee Facility, and subject further to the following rules and restrictions, commencing November 7, 2005 and running until 11:00 p.m. (local time) on November 17, 2005, Beutlich shall have the right, as Buyer’s licensee and invitee, to enter the Gurnee Facility and operate the machinery and equipment located therein (the “Gurnee Equipment”) for purposes of producing Beutlich’s dry handle swab products.
     (a) Subject to Seller’s current or past due amounts payable to the Gurnee Facility’s electric power supplier (which amounts Buyer is not required to pay) not prohibiting Buyer from obtaining electrical service at the Gurnee Facility, Buyer shall provide electric power service at the Gurnee Facility at Buyer’s cost.
     (b) Beutlich shall operate the Gurnee Equipment in its then current form and condition, and shall not modify, move, supplement or otherwise alter such machinery and equipment without Buyer’s prior written consent, and Beutlich shall not move or install any other equipment into the Gurnee Facility without Buyer’s prior written consent;
     (c) Unless otherwise agreed in writing by Buyer, Beutlich shall only occupy the Gurnee Facility and use the Gurnee Equipment during normal business hours for two consecutive shifts up to 11:00 p.m., Monday through Saturday, and Buyer shall have a right to have one or more Representatives present at the Gurnee Facility during all such times of operation;
     (d) Beutlich shall supply its own employees or contractors to operate the Gurnee Equipment, all of whom Beutlich shall ensure are qualified and properly trained to operate the Gurnee Equipment;
     (e) Beutlich shall operate the Gurnee Equipment in accordance with applicable operating instructions and standards and shall perform (at no cost to Buyer) any maintenance or repair required to be performed on the Gurnee Equipment as a result of or in connection with Beutlich’s use thereof;
     (f) BEUTLICH’S PRESENCE AT THE GURNEE FACILITY AND ITS USE OF THE GURNEE EQUIPMENT SHALL BE AT BEUTLICH’S SOLE RISK, AND BUYER HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION, WARRANTY OR OTHER LIABILITY WITH RESPECT TO THE GURNEE FACILITY AND THE GURNEE EQUIPMENT, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY THAT THE GURNEE EQUIPMENT IS FIT FOR BEUTLICH’S PURPOSES OR IS COMPLIANT WITH APPLICABLE LAW (INCLUDING OSHA STANDARDS OR ANY FDA GUIDELINES OR REQUIREMENTS, INCLUDING CGMP REQUIREMENTS);
     (g) Beutlich shall comply with all terms of Buyer’s lease of the Gurnee Facility pertaining to safety and protection of the Gurnee Facility, persons and property, and the environment (a copy of which lease shall be provided to Beutlich before Beutlich’s commencement of its use of the Gurnee Facility);
     (h) Beutlich shall supply all of its own raw materials, supplies and packaging for the production of its dry handle swab products, and Buyer shall have no obligation to provide any of such items;
     (i) Beutlich shall not use any raw materials (including resin), supplies or packaging of Buyer located at the Gurnee Facility;
     (j) At the completion of Beutlich’s use of the Gurnee Facility in accordance with this Section 6.7, Beutlich shall leave the portions of the Gurnee Facility used by it in a clean and orderly condition; and
     (k) Beutlich’s use of the Gurnee Facility in accordance with this Section 6.7 shall be subject to the indemnification provisions of Section 7.2(e).
     6.8 Assistance With Third Party Manufacturers. For up to one (1) year following the Closing Date, with respect to any Third Party contract manufacturer (a “Third Party Manufacturer”) that Buyer contracts with for the production of Covered Products, Buyer shall introduce Beutlich to such Third Party Manufacturer and shall use commercially reasonable efforts to facilitate the reaching of an agreement between Beutlich and such Third Party Manufacturer for the production by such Third Party Manufacturer for Beutlich of Beutlich’s dry handle swab products, provided that (i) the terms of any such agreement shall be negotiated directly by Beutlich and such Third Party Manufacturer, and Buyer shall not be a party to such negotiations or agreement, and (ii) Buyer shall not be required to incur any out-of-pocket costs in connection with such negotiations or such agreement or to reimburse any Person (including Beutlich) for its costs in connection therewith. Buyer covenants that during such one (1)-year period, it shall not impose on any Third Party Manufacturer that also contracts with Beutlich any contractual obligation that expressly requires such Third Party Manufacturer to give swab production priority to Buyer over the swab production requirements of Beutlich.

     6.9 Right of First Offer On Sale of Gurnee Equipment. If, at any time before the fifth (5th) anniversary of the Closing Date, Buyer wishes to sell any material component of the Gurnee Equipment (e.g., any machine or modular component thereof) to a Third Party, the following rules shall apply:
     (a) Before entering into any such intended sale transaction, Buyer shall first provide Beutlich with written notice of such intended sale, including an itemized list of the Gurnee Equipment to be sold and the aggregate sale price thereof, and shall offer to sell such Gurnee Equipment to Beutlich at such price.
     (b) Beutlich shall have ten (10) days following the date of delivery of Buyer’s sale notice to provide Buyer with written notice of Beutlich’s desire to purchase all (but not less than all) of the Gurnee Equipment specified in Buyer’s sale notice at the price specified in the sale notice. During such ten (10)-day period, Buyer shall provide Beutlich with reasonable opportunity to inspect such Gurnee Equipment, provided that any travel, consultant or other costs incurred by Beutlich to make such inspection shall be for its own account.
     (c) If Beutlich fails to give any response notice within the ten (10)-day period referred to in Section 6.9(b), Beutlich shall be irrevocably deemed to have waived its right under this Section 6.9 to purchase such Gurnee Equipment. In such event, or if Beutlich notifies Buyer in writing of Beutlich’s election not to purchase such Gurnee Equipment (whichever occurs first), Buyer shall be free to sell such Gurnee Equipment to any Third Party, provided that such sale is at a price no lower than the price stated in Buyer’s sale notice to Beutlich.
     (d) If, within the prescribed ten (10)-day period, Beutlich advises Buyer in writing of Beutlich’s desire to purchase all (but not less than all) of the Gurnee Equipment specified in Buyer’s sale notice at the price stated in Buyer’s sale notice, a contract of purchase and sale with respect to such Gurnee Equipment shall be deemed to have been formed, and such Parties shall complete such purchase and sale transaction within thirty (30) days after delivery of Beutlich’s purchase notice on the following terms and conditions:
     (i) such Gurnee Equipment shall be sold and conveyed by Buyer to Beutlich free and clear of any Encumbrance, other than any Encumbrance that Seller was required to remove pursuant to this Agreement and that was not removed;
     (ii) such Gurnee Equipment shall be sold and conveyed to Beutlich “AS-IS”, with all faults, and, except for standard warranties regarding Buyer’s title to such Gurnee Equipment and its right to convey the same (subject to clause (i) above), Buyer shall disclaim any express or implied representation or warranty with respect to such Gurnee Equipment, including any warranty regarding merchantability or fitness for intended use;

     (iii) at the time of completion of such sale, Buyer shall execute and deliver to Beutlich a bill of sale for such Gurnee Equipment, and risk of loss with respect to such Gurnee Equipment shall pass to Beutlich at such time;
     (iv) at or before the time that Buyer executes and delivers its bill of sale for such Gurnee Equipment, Beutlich shall pay the purchase price for such Gurnee Equipment to Buyer by cashier’s check, bank draft or wire transfer of immediately available U.S. funds; and
     (v) Beutlich shall be responsible (at its cost) for removal, packaging and shipment of such Gurnee Equipment, and any removal of such Gurnee Equipment from its then existing location shall be subject to supervision by Buyer or a Representative thereof.
     (e) Notwithstanding any other provision of this Section 6.9, if, after Beutlich’s timely notice to Buyer of Beutlich’s agreement to purchase such Gurnee Equipment at the price stated in Buyer’s sale notice, Beutlich fails to complete the purchase of such Gurnee Equipment within the prescribed thirty (30)-day period other than due to a breach of any of the foregoing provisions by Buyer, then, in addition to all other remedies available to Buyer at law and in equity, Buyer may, by written notice to Beutlich, immediately declare Buyer’s and Beutlich’s agreement for the purchase and sale of such Gurnee Equipment terminated, whereupon Buyer shall be free to sell such Gurnee Equipment to any Third Party, provided that such sale is at a price no lower than the price stated in Buyer’s sale notice to Beutlich.
ARTICLE 7
INDEMNIFICATION; REMEDIES
     7.1 Survival. All representations, warranties, covenants and obligations of the Parties contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions.
     7.2 Indemnification by Seller, Beutlich and Frederic Beutlich. Subject to the limitations set forth in this Article 7, and except as otherwise expressly provided in any applicable Seller Closing Document, Seller, Beutlich and Frederic Beutlich, jointly and severally, hereby covenant and agree that, to the fullest extent permitted by Applicable Law, they shall defend, indemnify and hold harmless Buyer and its Affiliates and Representatives, and all successors and assigns of the foregoing (collectively, the “Buyer Indemnified Persons”), for, from and against any loss, claim, amount paid in settlement of claims, damages, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), interest, penalties, fines, diminution of value or any other Liability, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:
     (a) any breach of any representation or warranty made by Seller in this Agreement or in any Seller Closing Document;

     (b) any Retained Liability;
     (c) any breach of any covenant or obligation of Seller in this Agreement or in any Seller Closing Document;
     (d) any breach by Seller of any customer contract or purchase order that is not an Assumed Contract, whether before or after the Closing Date;
     (e) Beutlich’s use of the Gurnee Facility and the Gurnee Equipment pursuant to Section 6.7, including (i) any claim by Gurnee Investors (or any successor or assign thereof) under Buyer’s lease of the Gurnee Facility or by any Beutlich Representative with respect to damage to person or property caused by any act or omission of Beutlich (including its Representatives) in connection with such use, or (ii) any product liability claim related to Beutlich’s dry handle swab products produced at the Gurnee Facility in accordance with Section 6.7;
     (f) any failure of Seller to pay any salaries, wages or other compensation and benefits payable to any past or present employee of Seller (including any such amounts disclosed on Schedule 3.20(a));
     (g) any failure of Seller to comply with any Applicable Law (including any such failure disclosed on any Schedule to this Agreement);
     (h) any Liability arising from Seller’s failure to comply with applicable bulk sales or bulk transfer laws in any jurisdiction in which any of the Assets are located;
     (i) the presence of any sublessee of Seller under the Gurnee Facility Lease (including Care Products, Inc. or Care Guide Systems) or any Affiliate, Representative or invitee thereof at the Gurnee Facility at any time on or after the Closing Date, and the vacating or removal of any such Person or its property and assets from the Gurnee Facility on or after the Closing Date (including any damage caused to the Gurnee Facility in connection with such vacating or removal); and/or
     (j) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller, Beutlich or Frederic Beutlich (or any Representative thereof) in connection with this Agreement or any of the Contemplated Transactions.
     7.3 Indemnification by Buyer. Subject to the limitations set forth in this Article 7, and except as otherwise expressly provided in any applicable Buyer Closing Document, Buyer hereby covenants and agrees that, to the fullest extent permitted by Applicable Law, it shall defend, indemnify and hold harmless Seller and its Affiliates and Representatives, and all successors and assigns of the foregoing (collectively, the “Seller Indemnified Persons”), for, from and against any Damages arising from or in connection with:
     (a) any breach of any representation or warranty made by Buyer in this Agreement or in any Buyer Closing Document;

     (b) any breach of any covenant or obligation of Buyer in this Agreement or in any Buyer Closing Document, including Buyer’s agreement to assume, satisfy and perform the Assumed Liabilities; and/or
     (c) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with Buyer in connection with this Agreement or any of the Contemplated Transactions.
     7.4 Limitations on Indemnification Liability. Notwithstanding any other provision of this Article 7:
     (a) Seller, Beutlich and Frederic Beutlich shall have no Liability with respect to indemnification claims under Section 7.2(a) after any or all of such Parties have collectively made payments to or on behalf of Buyer Indemnified Persons in respect of any and all such indemnification claims that, in the aggregate, are equal to the aggregate cash (including wire transfer or check) amounts paid by Buyer pursuant to the provisions of Sections 2.3(a)(ii) and 2.4; provided, however, that the amount paid by Buyer to Sharper Automation as set forth on Schedule 2.3(a)(ii) shall not be included in such aggregate amount if such payment amount is reimbursed to Buyer in the manner provided in Section 2.4(c); and provided, further, that such limitation shall not apply to any claim made under Section 7.2(a) in respect of fraud or willful misrepresentation by Seller, Beutlich or Frederic Beutlich.
     (b) Buyer shall have no Liability with respect to indemnification claims under Section 7.3(a) after Buyer has made payments to or on behalf of Seller Indemnified Persons in respect of any and all such indemnification claims that, in the aggregate, are equal to the aggregate cash (including wire transfer or check) amounts paid by Buyer pursuant to the provisions of Sections 2.3(a)(ii) and 2.4; provided, however, that the amount paid by Buyer to Sharper Automation as set forth on Schedule 2.3(a)(ii) shall not be included in such aggregate amount if such payment amount is reimbursed to Buyer in the manner provided in Section 2.4(c); and provided, further, that such limitation shall not apply to any claim made under Section 7.3(a) in respect of fraud or willful misrepresentation by Buyer.
     7.5 Procedure for Third-Party Claims.
     (a) Promptly after receipt by a Person entitled to indemnity under Section 7.2 or 7.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give prompt written notice to any Party obligated to indemnify under such Section (the “Indemnifying Party”) of the assertion of such Third-Party Claim; provided, however, that the failure by the Indemnified Person to provide such prompt written notice to the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Person, except to the extent that the Indemnifying Party can demonstrate that the defense of such Third-Party Claim has been prejudiced by the Indemnified Person’s failure to give such prompt written notice.

     (b) If an Indemnified Person gives notice to the Indemnifying Party pursuant to Section 7.5(a) of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 7 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnified Person shall have no Liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
     (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Party shall not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement nor shall such Indemnifying Party be obligated under any compromise or settlement effected without its Consent (which may not be unreasonably withheld).
     (d) With respect to any Third-Party Claim subject to indemnification under this Article 7, (i) both the Indemnified Person and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

     (e) With respect to any Third-Party Claim subject to indemnification under this Article 7, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that (i) it shall use reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with Applicable Law and rules of procedure), and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
     7.6 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice to the Party from whom indemnification is sought and shall be paid promptly after such notice, together with satisfactory proof of Damages or other documents evidencing the basis of the Damages sought, are received.
     7.7 Exclusive Remedy. Except as set forth in Section 6.5, the indemnification rights provided in this Article 7 shall be the sole and exclusive remedy available to the Parties and the Indemnified Persons against any Party (including such Party’s successors and assigns) for any Damages related to a breach of any of the terms, conditions, covenants, agreements, representations or warranties contained herein or in any Seller Closing Document or Buyer Closing Document (as applicable) or any right, claim or action arising from the Contemplated Transactions, and each Party hereby waives, to the fullest extent permitted by Applicable Law, any other rights or remedies that may arise under any Applicable Law.
ARTICLE 8
GENERAL PROVISIONS
     8.1 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, including all fees and expenses of its Representatives. Any sales or transfer Taxes, recording fees and other similar Taxes or fees payable as a result of or in connection with the Contemplated Transactions shall be paid by the Party responsible therefor under Applicable Law and Shall be remitted as soon as practicable by such Party in accordance with Applicable Law.
     8.2 Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and shall be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent by electronic facsimile, once transmitted to the fax number specified below and the appropriate telephonic confirmation is received, provided that a copy of such notice, request, demand, claim or other communication is promptly thereafter sent in accordance with the provisions of clause (ii) or (iv) hereof, or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:
(a)    To Seller:
Viridian Packaging Solutions, LLC
89 Brittany Lane
Hainesville, Illinois 60030
Attention: Frederic J. Beutlich
with a copy (which shall not constitute valid delivery to Seller) to:
Drews & Associates, P.C.
1900 Spring Road, Suite 200
Oak Brook, Illinois 60523
Attention: John M. Drews
Fax: (630) 954-2874
(b)     To Buyer:
Zicam Swab Products, LLC
4742 North 24th Street, Suite 455
Phoenix AZ 85016
Attention: William J. Hemelt
Fax: (602) 385-8850
with a copy (which shall not constitute valid delivery to Buyer) to:
Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004
Attention: Matt Feeney
Fax: (602) 382-6070
(c)     To Beutlich or Frederic Beutlich:
Beutlich, L.P.
1541 Shields Drive
Waukegan, Illinois 60085
Attention: Frederic J. Beutlich
Fax: (847) 473-1122
Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given or received unless and until it actually is received by the Party for which it is intended and the notifying Party can provide evidence of such actual receipt. Any Party may change its address for the receipt of notices, requests, demands, claims and other communications hereunder by giving the other Party notice of such change in the manner herein set forth.
     8.3 Dispute Resolution. Except for actions for injunction or other equity remedies contemplated in this Agreement or any of the documents referred to in this Agreement, any dispute or difference among the Parties, or between any of them, arising out of or in connection with this Agreement or any of the documents referred to in this Agreement which such Parties are unable to resolve themselves shall be submitted to and resolved by arbitration before a single arbitrator, for amounts in dispute under $50,000 and otherwise before a panel of three (3) arbitrators, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as supplemented or modified by the provisions of this Section 8.3. The arbitrator(s) shall consider the dispute at issue in Phoenix, Arizona within sixty (60) days (or such other period as may be acceptable to the Parties to the dispute) of the designation of the arbitrator(s). The arbitrator(s) shall be bound to follow the laws of the State of Arizona, decisional and statutory, in reaching any decision and making any award and shall deliver a written award, including written findings of fact and conclusions of law, with respect to the dispute to each of the Parties in the dispute who shall promptly act in accordance therewith. In no event shall the arbitrator(s) have the power to award damages in connection with any dispute in excess of actual compensatory damages. In particular, the arbitrator(s) may not multiply actual damages or award consequential, indirect, special or punitive damages, including damages for lost profits or loss of business opportunity. Any award of the arbitrator(s) shall be final, conclusive and binding on the applicable Party or Parties; provided, however that any such Party may seek the vacating, modification or correction of the arbitrator(s)’ decision or award as provided under Section 10 and Section 11 of the Federal Arbitration Act 9 U.S.C. §1-14. The applicable Party or Parties may enforce any award rendered pursuant to the arbitration provisions of this Section 8.3 by bringing suit in any court of competent jurisdiction. All costs and expenses attributable to the arbitrator(s) shall be allocated between the Parties to the dispute in such manner as the arbitrator(s) determine to be appropriate under the circumstances. The applicable Party or Parties may file a copy of this Section 8.3 with any arbitrator or court as written evidence of the knowing, voluntary and bargained agreement among the Parties with respect to the subject matter of this Section 8.3.
     8.4 Waiver; Remedies Cumulative. The rights and remedies of the Parties under this Agreement or any of the documents referred to in this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege hereunder or thereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Law, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other Party; (ii) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     8.5 Entire Agreement and Modification. This Agreement (including the Schedules and Exhibits hereto and the other agreements and instruments to be executed and delivered by the Parties pursuant hereto) constitutes the entire and final agreement among the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made among the Parties and their respective Affiliates, whether written or oral, with respect to the subject matter hereof (including the Letter of Intent). This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.
     8.6 Assignments; Successors; No Third-Party Rights. No Party nor may assign any of its rights or delegate or cause to be assumed any of its obligations under this Agreement without the prior written Consent of each other Party (not to be unreasonably withheld). Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except as provided under Sections 7.2 and 7.3 with respect to the indemnification of Indemnified Persons, and except such rights as shall inure to a successor or permitted assignee pursuant to this Section 8.6.
     8.7 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, is held to be unenforceable or invalid by any Governmental Body or arbitrator or under any Applicable Law, the Parties shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement. In any event, the invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.
     8.8 Dates and Times. Dates and times set forth in this Agreement for the performance of the Parties’ respective obligations hereunder or for the exercise of their rights hereunder shall be strictly construed, time being of the essence of this Agreement. All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by any Party of any action, covenant, agreement, obligation or notice hereunder shall mean and refer to calendar days, unless otherwise expressly provided. Except as expressly provided herein, the time for performance of any obligation or taking any action under this Agreement shall be deemed to expire at 5:00 p.m. (Phoenix time) on the last day of the applicable time period provided for herein. If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any Party or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence shall automatically be extended to the next Business Day following such date.
     8.9 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Arizona without regard to conflicts-of-laws principles that would require the application of any other law.

     8.10 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

Seller:

VIRIDIAN PACKAGING SOLUTIONS, LLC, an Illinois limited liability company

By:

Frederic J. Beutlich
Manager

Buyer:

ZICAM SWAB PRODUCTS, LLC, a Delaware limited liability company

By:

William J. Hemelt
Manager
Accepted and Agreed to only with respect to
Sections 2.1(b) and 2.4, Article 4, Sections 6.2
to 6.5, Section 6.7, Article 7 and Article 8

FREDERIC J. BEUTLICH
Accepted and Agreed to only with respect to
Sections 2.1(b) and 2.4, Article 4, Sections 6.2
to 6.5, Article 7 and Article 8

BEUTLICH, L.P., an Illinois limited partnership

By:
Frederic J. Beutlich
General Partner